Exhibit 99.1
[GRAPHIC OMITTED]
SCAN-OPTICS, INC.

                              For Immediate Release

      Contact: Annmarie Gordon (860) 645-7878/email: agordon@scanoptics.com
             Susan Lucek (860) 645-7878/email: slucek@scanoptics.com

     Scan-Optics Completes Recapitalization; Extends Loan Maturities to 2007


         Manchester, CT - August 6, 2004 - Scan-Optics, Inc. (OTC BB: SOCR), a leader in information capture and customer service solutions for government, insurance, order fulfillment, proxy, health claims, test scoring and other paper-intensive businesses, today announced that the company has completed its recapitalization with certain lenders affiliated with Patriarch Partners LLC (the "Lenders").

         Scan-Optics gained approval from shareholders at its recent annual meeting to issue to the Lenders 79.8% of the fully-diluted common stock of the Company in consideration for, among other things, the Lenders' agreement to extend the repayment date for the Company's outstanding secured debt from June 30, 2005 to March 30, 2007. The Lenders' fully-diluted common stock is subject to an approximate 15% reduction by stock options reserved for Senior Management, which would provide the Lenders with no less than 61.56% of fully-diluted equity interest. Also, as a result of this restructuring, Scan-Optics has a $2.5 million revolving credit facility and an additional $1.5 million working capital term loan.

         In discussing the agreement, James C. Mavel, Chairman, Chief Executive Officer and President of Scan-Optics, stated, "We are pleased to have the opportunity to bring additional available credit to the Company. The additional resources available through March 2007 provide liquidity for business operations and investment purposes."


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Recapitalization                                                   Exhibit 99.1
Page 2



         Scan-Optics, Inc., with headquarters in Manchester, Connecticut, is recognized internationally as an innovator and solution provider in the information management and imaging business. It designs, manufactures and services products and systems for character recognition, image processing and display, data capture and data entry. Scan-Optics systems and software are marketed worldwide to commercial and government customers directly and through distributors. Through its Manufacturing Services Division, Scan-Optics also provides contract-manufacturing services to customers, outsourcing the manufacturing of complex, electro-mechanical assemblies. Scan-Optics has sales and service offices located throughout the United States and abroad. Additional information concerning Scan-Optics is available at www.scanoptics.com. Information contained on Scan-Optics' web site is not incorporated by reference herein.
         All statements in this press release other than historical facts are "forward-looking statements" made under safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are changes in general economic and business conditions in the United States and foreign markets, which impact capital investments by customers, the cyclical nature of funding within federal and state government agencies, further adverse changes in Scan-Optics' banking, lending and financing relationship, insufficient cash resources, increased competition from similar products, the implementation of other technologies which may provide alternative solutions, ability to complete projects in a timely manner, and other risk factors and cautionary statements listed from time to time in Scan-Optics' periodic reports filed with the Securities and Exchange Commission, including but not limited to Scan-Optics' Annual Report on Form 10-K for the fiscal year ended December 31, 2003.